SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 28, 2013

IDS Solar Technologies, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (951) 674-1554

_________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On January 28, 2013, we entered into a Marketing / Sales & National Call Center Services Agreement (the “Agreement”) with Global Response Marketing, LLC (“Global”). Under the Agreement, Global has agreed to provide coordinated sales and marketing services for our line of portable solar power generators. Global’s marketing and sales efforts will be directed from its national call center located in Henderson, Nevada. The term of the Agreement is one year, with provision for automatically-renewing additional one-year terms. The Agreement specifies quarterly minimum targets for Global, with the ultimate initial target being the engagement of a total of 120 new dealers for our products by the end of the initial one-year term.

As compensation for its sales and marketing efforts, Global will be paid a commission of 12% of the wholesale price of all units sold to dealers engaged by Global, with a guaranteed base commission of $9,633 per month. In addition we will pay Global a monthly “per seat” charge of $50 for each seat in its national call center dedicated to sale of our products, reimbursement of monthly incidental costs per dedicated seat of up to $50 each, and the fixed costs incurred by Global for all dedicated sales people.

Sales revenue collected by Global shall be held in a segregated account and paid to us weekly, net of commissions and agreed expenses. We will retain full editorial control and approval of all marketing materials. Direct costs incurred by Global for marketing promotional efforts related to our products will be reimbursed by us with no mark-up for Global. Global will report to us monthly regarding its sales and work in progress. During the term of the Agreement, Global is prohibited from marketing products that compete with our product offerings. The Agreement may be terminated by either party at the end of the initial term, or at the end of any subsequent term, upon 30 days written notice.

The foregoing is a summary of the material terms of the Agreement, which should be reviewed in full for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Marketing / Sales & National Call Center Services Agreement with Global Response Marketing, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDS Solar Technologies, Inc.

/s/ Bruce R. Knoblich

Bruce R. Knoblich

President and Chief Executive Officer

Date: January 30, 2013

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